EXHIBIT 10.1

TERM CREDIT AGREEMENT

dated as of

June 20, 2007,

among

SIRIUS SATELLITE RADIO INC.,

The Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.
Sole Lead Arranger, Sole Bookrunner,
Syndication Agent and Documentation Agent

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SCHEDULES:
Schedule 2.01	— Commitments
Schedule 3.13	— Subsidiaries
Schedule 3.16	— Mortgages and Mortgage Jurisdictions
Schedule 3.17	— Satellites
Schedule 3.18	— FCC Licenses
Schedule 6.01	— Existing Indebtedness
Schedule 6.05	— Permitted Affiliate Agreements
Schedule 6.08	— Existing Liens
Schedule 6.11	— Specified FCC Licenses

EXHIBITS:

Exhibit A	-- Form of Assignment and Assumption
Exhibit B	-- Form of Guarantee and Collateral Agreement
Exhibit C-1	-- Form of Copyright Security Agreement
Exhibit C-2	-- Form of Patent and Trademark Security Agreement
Exhibit D	-- Form of Perfection Certificate
Exhibit E-1	-- Form of Opinion of Simpson Thacher & Bartlett LLP, counsel for the Borrower
Exhibit E-2	-- Form of Opinion of Patrick L. Donnelly, Executive Vice President, General
Counsel and Secretary of the Borrower

CREDIT AGREEMENT dated as of June 20, 2007, among
SIRIUS SATELLITE RADIO INC., a Delaware corporation (the
“Borrower”), the LENDERS from time to time party hereto and
MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent and Collateral Agent.

          The Borrower has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) to extend credit in the form of Loans to the Borrower in US Dollars in an aggregate principal amount of $250,000,000. The proceeds of the Loans are to be used for general corporate purposes of the Borrower and the Subsidiaries.

          The Lenders are willing to make the Loans upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “9 5/8 % Senior Notes Indenture” means the Indenture dated as of August 9, 2005, between the Borrower and The Bank of New York, as trustee.

          “9 5/8% Senior Notes” means the 9 5/8% Senior Notes of the Borrower due 2013 issued pursuant to the 9 5/8% Senior Notes Indenture.

          “8¾% Subordinated Notes” means the 8¾% Convertible Subordinated Notes of the Borrower due 2009 issued pursuant to the Indenture dated as of September 29, 1999, between the Borrower and United States Trust Company of Texas, N.A., as trustee.

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Additional Assets” means (a) any property, plant, license or equipment used in a Related Business, (b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (b) or (c) above is engaged in a Related Business.

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” means MSSFI, in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes hereof, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 6.02, 6.04 and 6.05 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Borrower (excluding any Person permitted to report such ownership on Schedule 13G under the Exchange Act) or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

          “Affiliate Transaction” has the meaning assigned to such term in Section 6.05.

          “Agents” means the Administrative Agent and the Collateral Agent.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Applicable Rate” means (a) with respect to any ABR Loan, 1.25% per annum and (b) with respect to any Eurodollar Loan, 2.25% per annum.

          “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary);

          (b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary; or

          (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary;

other than, in the case of clauses (a), (b) and (c) above,

          (i) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

          (ii) for purposes of Sections 2.07 and 6.04 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 6.02 and the making of an Asset Swap;

          (iii) a disposition of assets with a fair market value of less than $10,000,000;

          (iv) a disposition of cash or Temporary Cash Investments;

          (v) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

          (vi) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, provided, however, that such licensing or sublicensing shall not interfere in any material respect with the Borrower’s or such Restricted Subsidiary’s continuing use of such intellectual property or other general intangibles and licenses, leases or subleases of other property; and

           (vii) foreclosure on assets.

          “Asset Swap” means concurrent purchase and sale or exchange of Related Business Assets between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 2.07.

          “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the 9 5/8% Senior Notes or, if none shall be outstanding, by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of the term of “Capital Lease Obligation”.

          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (b) the sum of all such payments.

          “Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board.

          “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” has the meaning assigned to such term in the heading of this Agreement.

          “Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Minimum” means $5,000,000.

          “Borrowing Multiple” means $1,000,000.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

          “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 6.08, a

Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

          “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          “Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $500,000.

          “Change of Control” means the occurrence of any of the following events:

          (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

          (b) individuals who on the date of this Agreement constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the date of this Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (c) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person.

For the avoidance of doubt, the merger contemplated by the XM Merger Agreement, as in effect on the date hereof, shall not constitute a Change of Control.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or by any lending office of such Lender or of such Lender’s holding company with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

          “Collateral Agent” means MSSFI, in its capacity as the collateral agent for the Secured Parties.

          “Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors and the Collateral Agent, substantially in the form of Exhibit B, and all supplements thereto.

          “Collateral and Guarantee Requirement” means, at any time, the requirement that:

          (a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the date of this Agreement, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

          (b) all outstanding Capital Stock of each FCC Licenses Subsidiary and each other Material Subsidiary shall have been pledged pursuant to the Collateral Agreement or, in the case of Foreign Subsidiaries, at the request of the Collateral Agent, pursuant to a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary), and the Collateral Agent shall have received certificates or other instruments representing all such Capital Stock, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c) all Indebtedness (other than any such Indebtedness of the Borrower or a Subsidiary in an aggregate principal amount of less than $500,000) of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

          (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

          (e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or, subject to receipt of any required consent of the applicable lessor, the lessee, as the case may be, of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any Mortgage or Mortgaged Property; and

          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder;

provided, that the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or legal opinions with respect to, particular assets of the Loan Parties if and for so long as, in the reasonable judgment of the Collateral Agent, the cost (including the burden of compliance with applicable law) of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or legal opinions with respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Without limiting the foregoing, the Collateral Agent agrees that it shall not request that Capital Stock of any Foreign Subsidiary be pledged pursuant to a Foreign Pledge Agreement unless the Borrower consents thereto (such consent not to be unreasonably withheld, taking into account the benefits to be afforded by such Foreign Pledge Agreement to the ability of the Collateral Agent to exercise its rights under, or otherwise enforce, the Liens granted to it on such Capital Stock pursuant to the Security Documents in relation to the cost of preparation of such Foreign Pledge Agreement). The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or legal opinions with respect to particular assets (including extensions beyond the date of this Agreement) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the date of this Agreement, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder. The amount of each Lender’s Commitment is set forth on

Schedule 2.01. The aggregate amount of the Commitments on the date hereof is $250,000,000.

          “Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2007, relating to the Borrower and the Transactions.

          “Consolidated Income Tax Expense” means, with respect to the Borrower for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Borrower and its Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

          “Consolidated Interest Expense” means, for any period, (a) the total interest expense of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount), plus (b) to the extent not included in such interest expense, without duplication, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of (c) the effect of all payments made or received pursuant to Hedging Obligations.

          “Consolidated Leverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries as of such date of determination to (b) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “Reference Period”); provided, however, that:

          (i) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

          (ii) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit facility), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated Operating Cash Flow shall be calculated as if the Borrower or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the

Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (iii) if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets that are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;

          (iv) if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets that constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

          (v) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Borrower or a Restricted Subsidiary during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

          “Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

          (i) subject to the exclusion contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

          (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary;

          (b) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

          (i) subject to the exclusion contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

          (ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (c) any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (d) extraordinary gains or losses; and

(e) the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purpose of Section 6.02 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Borrower or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such Section pursuant to paragraph (a)(iii)(D) thereof.

           “Consolidated Operating Cash Flow” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

          (a) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

          (b) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

          (c) depreciation, amortization and any other noncash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any noncash item that requires the accrual of, or a reserve for, cash charges for any future period) of the Borrower and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period, any noncash compensation expense realized for grants of stock options or other rights to officers, directors, consultants and employees and noncash charges related to equity granted to third parties), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by noncash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period.

          “Consolidated Total Assets” means the total assets of the Borrower and its consolidated Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower, determined on a consolidated basis in accordance with GAAP.

          “Default” means any event or condition that is, or after notice or passage of time or both would, unless cured or waived, become an Event of Default.

          “Designated Joint Ventures” means any Person formed for the purpose of, or whose principal business is, offering a satellite radio service outside the continental United States; provided, however, that the aggregate Investment in such Persons by the Borrower and its Restricted Subsidiaries does not exceed $100,000,000 in the aggregate at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

          “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

          (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 4.06 and 4.10 of the 9 % Senior Notes Indenture, as in effect on the date of this Agreement; and

          (ii) any such requirement only becomes operative after compliance with the provisions set forth herein, including Section 2.07.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

          “Domestic Subsidiary” means any Subsidiary organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

          “Effective Date” means the date on which the conditions specified in Article IV are satisfied, or waived in accordance with Section 9.02.

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for natural resource damages, costs of environmental remediation or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e) .

          “FCC” means the Federal Communications Commission, and any successor entity performing similar functions.

          “FCC Licenses” means all authorizations, orders, licenses and permits issued by the FCC to the Borrower or any of its Restricted Subsidiaries under which the Borrower or any of its Restricted Subsidiaries is authorized to provide satellite digital radio service in the United States, to launch and operate any of its Satellites and the TT&C Stations related thereto or to operate any of its transmit only, receive only or transmit and receive earth stations.

          “FCC Licenses Subsidiary” means Satellite CD Radio Inc., a Delaware corporation and a Wholly Owned Subsidiary, and any other Restricted Subsidiary formed for the sole purpose of holding FCC Licenses and all of the issued and outstanding Capital Stock of which is owned by a Loan Party.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a

          Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Fee Letter” means the fee letter agreement dated June 5, 2007, between the Borrower and MSSFI.

          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Foreign Pledge Agreement” means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Capital Stock of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb shall have a corresponding meaning.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated, limited or prohibited pursuant to any Environmental Law.

          “Hedging Counterparty” means each Lender, each Agent and each of their respective Affiliates (including any Person that is a Lender or an Agent (or that is such an Affiliate) as of the Effective Date but subsequently ceases to be a Lender or an Agent (or such an Affiliate), as the case may be) if such Person is a counterparty to any Hedging Agreement with any Loan Party.

          “Hedging Agreement” means any interest rate protection agreement or foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

          “Hedging Obligations” of any Person means the obligations of such Person under:

         (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements or currency exchange or interest rate collar agreements; or

          (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rate prices.

          “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

          (a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

          (b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

          (c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

         (a) the principal in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business), in each case only if and to the extent due more than 12 months after the delivery of property;

          (d) the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (e) the principal component of the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

          (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

          (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. Furthermore, in no event shall the Borrower’s obligations to pay amounts under any programming or content acquisition arrangements, in each case, consistent with past practice, be considered Indebtedness.

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning ascribed to such term in Section 9.03.

          “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.

          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed by each Lender, nine or twelve months thereafter), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; provided that none of the following will be deemed to be an Investment:

          (i) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

          (ii) endorsements of negotiable instruments and documents in the ordinary course of business;

          (iii) an acquisition of assets by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower (including, for the avoidance of doubt, the acquisition of XM Radio pursuant to the XM Merger Agreement, where the consideration therefor consists of Common Stock of the Borrower); and

          (iv) advances, deposits, escrows or similar arrangements in respect of retail or automotive distribution arrangements, programming or content acquisitions or extensions.

          For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 6.02, the term “Investment” shall include:

          (A) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Borrower’s equity interest in such

Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

          “IP Security Agreements” means, collectively, (a) the Copyright Security Agreement between the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit C-1, and (b) the Patent and Trademark Security Agreement between the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit C-2.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest determined on the basis of the rate for deposits in US Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters LIBOR01 page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan Documents” means this Agreement, the Collateral Agreement, the other Security Documents, each promissory note delivered pursuant to this Agreement and the Post Closing Letter.

          “Loan Parties” means the Borrower and the Subsidiary Guarantors.

          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          “Loral Credit Agreement” means the Customer Credit Agreement dated as of May 31, 2006, between the Borrower and Space Systems/Loral, Inc.

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole or (b) the rights of or benefits available to the Lenders under any Loan Document.

          “Material Indebtedness” means Indebtedness (including Hedging Obligations, but excluding Loans and the Guarantees of the Obligations) of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $25,000,000 or more, provided that, without regard to the amounts outstanding thereunder, if any, the obligations of the Borrower under the Loral Credit Agreement shall be deemed to constitute Material Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligations at any time shall be the aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligations were terminated at such time.

          “Material Subsidiary” means, on any date of determination, (a) each FCC Licenses Subsidiary and (b) each other Restricted Subsidiary, other than Restricted Subsidiaries that do not represent more than 5% for any such Subsidiary individually, or more than 10% in the aggregate for all such Subsidiaries, of either (a) Consolidated Total Assets or (b) consolidated total revenues of the Borrower as of the end of, or for the period of, four fiscal quarters most recently ended for which financial statements are available.

          “Maturity Date” means December 20, 2012.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

          “Mortgaged Property” means (a) each parcel of real property and the improvements thereto owned by a Loan Party (i) that has an estimated fair market value of $2,500,000 or more or (ii) on which any TT&C Station is located (if located in the United States) and (b) each leasehold interest in real property held by a Loan Party to the extent such leasehold interest is material to the business or operations of the Borrower and its Restricted Subsidiaries and could not readily be replaced on terms not materially less favorable to the lessee.

          “MSSFI” means Morgan Stanley Senior Funding, Inc.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Available Cash” means:

          (a) with respect to any Asset Disposition, any Asset Swap or any Casualty Event, payments in cash and cash equivalents received therefrom (including any cash and cash equivalent payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other form that is not cash or cash equivalents), in each case net of:

          (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such event;

          (ii) all payments made on any Indebtedness (other than Loans and other than Secured Indebtedness (other than Purchase Money Indebtedness) Incurred pursuant to Section 6.01(a) or 6.01(b)(i)) that is secured by any assets subject to such event, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or, in the case of an Asset Disposition or an Asset Swap, that must by its terms, or in order to obtain a necessary consent to such Asset Disposition or Asset Swap, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Asset Swap;

          (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such event;

          (iv) in the case of any Asset Disposition or Asset Swap, the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition or such Asset Swap and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition or such Asset Swap; and

          (v) in the case of any Asset Disposition or Asset Swap, any portion of the purchase price from such Asset Disposition or such Asset

Swap placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or such Asset Swap or otherwise in connection therewith; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary; and

(b) in the case of any Incurrence of Indebtedness, the Net Cash Proceeds therefrom.

          “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          “Notes Issue Date” means August 9, 2005.

          “Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement or any other Loan Document, including obligations to pay fees, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment or performance of all other obligations of any Loan Party under or pursuant to this Agreement or any other Loan Document and (c) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement with a Hedging Counterparty, whether in effect on the date of this Agreement or entered into thereafter.

          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA

Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

          “Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

          “Permitted Investment” means the following Investments by the Borrower or any Restricted Subsidiary:

          (a) Investments in the Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (b) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

          (c) Investments in cash and Temporary Cash Investments;

          (d) Investments in receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

          (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary;

          (g) Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (h) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 6.04 or (ii) a disposition of assets not constituting an Asset Disposition;

          (i) Investments in any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (j) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

          (k) Investments in any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 6.01;

          (l) Investments in any Person to the extent such Investment exists on the date of this Agreement, and any extension, modification or renewal of any such Investments existing on the date of this Agreement, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date of this Agreement);

          (m) Investments in Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding, do not exceed the greater of (i) $300,000,000 or (ii) 15% of Consolidated Total Assets (as determined based on the consolidated balance sheet of the Borrower as of the end of the most recent fiscal quarter for which financial statements are available prior to such Investment) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n) Designated Joint Ventures;

          (o) Investments in a joint venture with XM Satellite Radio Inc., or an Affiliate or successor thereof, the proceeds of which Investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both the Borrower and XM Satellite Radio Inc., for the licensing of other satellite radio technology from the Borrower and XM Satellite Radio Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between the

Borrower and XM Satellite Radio Inc., as in effect on the date of this Agreement or as it may be amended in an manner not materially adverse to the Borrower; and

          (p) any Asset Swap made in accordance with Section 6.01.

          “Permitted Liens” means, with respect to any Person:

          (a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or a Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

          (c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business, provided, however, that such letters of credit do not constitute Indebtedness;

          (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties and that were not Incurred in connection with Indebtedness and do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (g) Liens existing on the date of this Agreement and set forth on Schedule 6.08;

          (h) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (i) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (j) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

          (k) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Agreement;

          (l) Liens to secure Indebtedness Incurred under Section 6.01(b)(i);

          (m) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

          (n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

          (o) Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business in respect of retail or automotive distribution arrangements and programming and content acquisitions or extensions; and

          (p) Liens to secure any Refinancing Indebtedness (including Refinancing Indebtedness with respect to such Refinancing Indebtedness) that Refinances, as a whole or in part, any Indebtedness secured by any Lien referred to in the foregoing clause (f), (g), (h) or (i); provided, however, that:

          (i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

          (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (f), (g), (h) or (i) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing.

Notwithstanding the foregoing, the term “Permitted Liens” will not include any Lien described in clause (f), (h) or (i) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly with Net Available Cash pursuant to Section 2.07. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

          “Permitted Subordinated Obligations” means Subordinated Obligations of the Borrower that at the time of Incurrence have a weighted Average Life of not less than the lesser of five years and the remaining weighted Average Life of the Loans and that are convertible at the option of the holders thereof into Capital Stock (other than Disqualified Stock) of the Borrower.

          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

          “Post Closing Letter” means the letter agreement dated as of June 20, 2007, between the Borrower and the Administrative Agent, on behalf of the Lenders.

          “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          “Prepayment Event” means:

(a)(i) any Asset Disposition (including any Sale/Leaseback Transaction constituting an Asset Disposition) and (ii) any Asset Swap;

          (b) any Casualty Event; and

          (c) the Incurrence by the Borrower or any Restricted Subsidiary after the date of this Agreement of any Indebtedness with a weighted Average Life at the time of such Incurrence that is less than that of Loan, to the extent such Indebtedness is Incurred pursuant to Section 6.01(a) (other than solely as a result of Section 6.01(d)(iii)), 6.01(b)(i) or 6.01(b)(xv) .

          “Prime Rate” means, on any day, the “prime rate” as reported in The Wall Street Journal on such day (or, if The Wall Street Journal is not published on such day, the Business Day next preceding such day on which The Wall Street Journal is published). If The Wall Street Journal shall no longer be published or if it shall case to report a “prime rate”, the Prime Rate shall be the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is published or publicly announced as being effective.

          “Purchase Money Indebtedness” means Indebtedness:

          (a) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

          (b) Incurred to finance the acquisition by the Borrower or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Borrower or a Restricted Subsidiary of such asset.

          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary existing on the date of this Agreement or Incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (b) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

          (c) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

          (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness (i) is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being Refinanced, (ii) has a Stated Maturity that is after the later of (A) at least 91 days after the Maturity Date and (B) the Stated Maturity of the Indebtedness being Refinanced and (iii) has an Average Life at the time such Refinancing Indebtedness is Incurred that is greater than (A) the Average Life of the Loans and (B) the Average Life of the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower or (B) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

          “Register” has the meaning set forth in Section 9.04(d) .

          “Related Business” means any business in which the Borrower or any of the Restricted Subsidiaries was engaged on the date of this Agreement and any business related, ancillary or complementary to such business or any business the assets of which, in the good faith determination of the Board of Directors, are useful or may be used in any such business.

          “Related Business Assets” means assets used or useful in a Related Business.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

          “Required Lenders” means, at any time, Lenders having aggregate Loans (or, prior to the borrowing hereunder on the date hereof, Commitments) representing more than 50% of the aggregate principal amount of the Loans (or, prior to the borrowing hereunder on the date hereof, the aggregate Commitments) at such time.

          “Replacement Satellite Vendor Indebtedness” means Indebtedness of the Borrower provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for (a) the construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of the Borrower’s satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Borrower to no longer meet the requirements for such service, or (b) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch.

          “Restricted Payment” with respect to any Person means:

          (a) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (i) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (ii) dividends or distributions payable solely to the Borrower or a Restricted Subsidiary and (iii) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Borrower (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Borrower that is not Disqualified Stock);

          (c) (i) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Borrower or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Borrower (other than, in the case of this clause (ii), (A) from the Borrower or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (other than Permitted Subordinated Obligations) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

          (d) the making of any Investment (other than a Permitted Investment) in any Person.

          “Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

          “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or a Restricted Subsidiary on the Effective Date or thereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

          “Satellite” means any satellite owned by, or leased to, the Borrower or any Restricted Subsidiary and any satellite that is the subject of any satellite purchase agreement between or among the Borrower or any Restricted Subsidiary, on the one hand, and any prime contractor and manufacturer of such satellite, on the other hand (whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service)).

          “Secured Indebtedness” means any Indebtedness of the Borrower or a Restricted Subsidiary secured by a Lien on any property or assets of the Borrower or a Restricted Subsidiary.

          “Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

          “Security Documents” means the Collateral Agreement, the IP Security Agreements, the Mortgages, the Foreign Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

          “Specified FCC Licenses” means the FCC Licenses held in the name of the Borrower that are set forth on Schedule 6.11 hereto.

          “Stated Maturity” means, with respect to any Indebtedness, the date specified in the documents evidencing or governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repayment or repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages include, but are not limited to, those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the date of this Agreement or thereafter Incurred) that is subordinate or junior in right of payment to the Obligations pursuant to a written agreement to that effect (which agreement (a) shall be in substance, in all material respects, at least as favorable to the Lenders as the subordination provisions applicable to the 8¾% Subordinated Notes or (b) shall be in form and substance satisfactory to the Administrative Agent).

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the total voting power of the Voting Stock or, in the case of a partnership, more than 50% of the equity or more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Borrower.

          “Subsidiary Guarantor” means any Restricted Subsidiary that is a Domestic Subsidiary and a Material Subsidiary.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Temporary Cash Investments” means any of the following:

          (a) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (b) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt that is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of

1933, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

          (d) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

          (e) auction rate preferred stock issued by a corporation and certificates issued by a corporation or municipality or government entity (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “A” (or higher) according to Moody’s or S&P;

          (f) investments in securities with maturities of twelve months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

          (g) investments in money market funds that, in the aggregate, have at least $1,000,000,000 in assets.

          “Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds of the Loans.

          “TT&C Station” means an earth station operated by the Borrower or any Restricted Subsidiary for the purpose of providing tracking, telemetry, control and monitoring of any Satellite.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (b) any subsidiary of an Unrestricted Subsidiary.

          The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a subsidiary of the Subsidiary to be so designated; provided, however, that (a) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 6.02, (b) no FCC Licenses Subsidiary may be designated as an Unrestricted Subsidiary and (c) so long as the 9 5/8% Senior Notes Indenture, or any indenture or other agreement governing any Refinancing Indebtedness with respect to the 9 5/8 Senior Notes, is in effect and permits designations of Subsidiaries as “unrestricted subsidiaries”, no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary shall have been designated as an “unrestricted subsidiary” under the 9 5/8% Senior Notes Indenture or such other indenture or agreement.

          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (a) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.01(a), (b) no Default shall have occurred and be continuing and (c) all actions required to be taken with respect to such designated Subsidiary or its assets under Sections 5.11 and 5.12 shall have been taken. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by two Financial Officers of the Borrower, certifying that such designation complied with the foregoing provisions.

          “USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

          “US Dollars” or “$” means the lawful money of the United States of America.

          “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or one or more other Wholly Owned Subsidiaries.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          “XM Merger Agreement” means the Agreement and Plan of Merger dated as of February 19, 2007, by and among the Borrower, Vernon Merger Corporation, a Wholly Owned Subsidiary of the Borrower, and XM Radio.

          “XM Radio” means XM Satellite Radio Holdings Inc., a Delaware corporation.

          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the date hereof in US

Dollars in a principal amount equal to such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

          (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Borrowing Procedure. (a) To request a Borrowing on the date hereof, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:30 a.m., New York City time, on the date hereof. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the requested Borrowing;

          (ii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall be an account in New York City.

          (b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Funding of Borrowings. (a) Subject to the terms and conditions set forth herein, each Lender shall make each Loan to be made by it hereunder on the date hereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower previously identified by the Borrower to the Administrative Agent.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the date hereof that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing to be made hereunder, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

          SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Loan on the Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.06. Amortization of Loans. (a) Subject to adjustment for prepayments as set forth in paragraph (b) of this Section, the Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, the Loans commencing on December 31, 2007, such repayment to be made on the last day of each December, March, June and September occurring thereafter and prior to the Maturity Date and to be in an aggregate principal amount for each such date equal to (i) on or prior to December 31, 2011, 0.25% of the aggregate principal amount of the Loans outstanding on the Effective Date and (ii) after December 31, 2011, 25% of the aggregate principal amount of the Loans outstanding on January 1, 2012. To the extent not previously repaid, all Loans shall be due and payable on the Maturity Date.

          (b) Any prepayment of a Borrowing pursuant to Section 2.07 shall be applied to reduce subsequent scheduled repayments of the Borrowings to be made pursuant to this Section in the manner directed by the Borrower.

          (c) Prior to any repayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such election not later than 12:00 noon, New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

          SECTION 2.07. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section and to the making of any payment required under Section 2.14.

          (b) In the event and on each occasion that any Net Available Cash is received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any

Prepayment Event, the Borrower shall, on the day such Net Available Cash is received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Available Cash is received) prepay Borrowings in an aggregate principal amount equal to 100% of the amount of such Net Available Cash; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”:

          (i) if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Restricted Subsidiaries intend to apply the Net Available Cash from such event (or a portion thereof), within 365 days (or, if the Borrower or a Restricted Subsidiary has, prior to the expiration of such 365-day period, entered into a binding acquisition or purchase agreement in respect of such acquisition, (A) with respect to Net Available Cash received with respect to any event described in clause (b) of the definition of the term “Prepayment Event” relating to a Satellite, 36 months or (B) otherwise, 545 days) after receipt of such Net Available Cash, to acquire Additional Assets and certifying that no Default has occurred and is continuing, no prepayment shall be required pursuant to this Section 2.07(b) in respect of the Net Available Cash (or the portion thereof specified in such certificate); provided further that (1) if so requested by the Administrative Agent, the Borrower or the applicable Restricted Subsidiary shall have granted to the Administrative Agent, on behalf of the Lenders, a first-priority Lien on, and security interest in, such Net Available Cash pursuant to arrangements reasonably satisfactory to the Administrative Agent, (2) to the extent any such Net Available Cash (or a portion thereof) has not been so applied by the end of such 365-day period (or, where and as applicable, such 545-day or 36-month period), such Net Available Cash (or such portion thereof) shall be applied on the last day of such period to prepay Borrowings in accordance with this Section 2.07(b) and (3) notwithstanding anything to the contrary in the immediately preceding proviso (but subject to clause (ii) below), to the extent any such Net Available Cash (or any amount equivalent thereto or based thereon) shall be required to be applied to the prepayment, repayment, redemption or purchase of any other Indebtedness of the Borrower or any Restricted Subsidiary, or the Borrower or any Restricted Subsidiary shall be required to make an offer of any such prepayment, repayment, redemption or purchase (including any such offer under the 9 Senior Notes Indenture), the Borrower shall apply such Net Available Cash (or the portion thereof subject to such requirement) to the prepayment of the Borrowings at such time as shall prevent such requirement from becoming effective or shall excuse the Borrower or such Restricted Subsidiary therefrom; and

          (ii) the Borrower may apply a portion of the Net Available Cash from such event that would otherwise be required under this Section 2.07(b) to be applied to prepay the Loans to repay Secured Indebtedness (other than Purchase Money Indebtedness) Incurred pursuant to Section 6.01(b)(i), such portion not to exceed an amount equal to the product of (A) such Net Available Cash and (B) a fraction the numerator of which is the aggregate principal amount of such Secured Indebtedness then outstanding and the denominator of which is the sum of the aggregate principal amount of such Secured Indebtedness and the aggregate principal amount of the Loans, in each case, then outstanding; provided, however, that such repayment of such Secured Indebtedness may only be made concurrently with a prepayment of the Loans in an aggregate principal amount equal to the remaining portion of such Net Available Cash.

          (c) Prior to any prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of the Borrowings may state that such notice is conditioned upon the effectiveness of other financings or the occurrence of the Prepayment Event with respect to which such notice is made, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

          (d) Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amount repaid.

          SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the effective date of such election, and (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative

Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) ..

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) the Type of the resulting Borrowing; and

          (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.

          SECTION 2.09. Termination of Commitments. The Commitments shall terminate upon the earlier of (a) the borrowing of the Loans on the date hereof and (b) 5:00 p.m., New York City time, on the date hereof.

          SECTION 2.10. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and in immediately available funds, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter. Fees paid hereunder shall not be refundable.

          SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a

Eurodollar Borrowing shall be ineffective, and any Eurodollar Borrowing that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto.

          SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed to be material by such Lender, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and, for the avoidance of doubt, without giving effect to any Applicable Rate that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

          SECTION 2.15. Taxes. (a) Any and all payments by or on account of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Borrower by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, in the case of a Foreign Lender that is claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” such Foreign Lender shall also deliver a properly completed and duly executed certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10% shareholder of the Borrower (within the meaning of Section 881(c)(3)(B) of the Code) and is not a “controlled foreign corporation” related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code).

          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document (or, if no such time is expressly required, prior to 12:00 noon, New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account specified by the Administrative Agent for such purpose in a notice delivered to the Borrower; provided that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in US Dollars.

          (b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

          (d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

          SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02(b), the consent of Required Lenders shall have been obtained but the consent of any Lender whose consent is required for the effectiveness of such amendment, modification, termination, waiver or consent shall not have been obtained, then, in each such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if another Lender accepts such assignment); provided that (A) the

Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee or the Borrower, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (D) in the case of any assignment in connection with clause (iv) above, the assignee shall, at the time of such assignment, provide such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

          The Borrower represents and warrants as follows:

          SECTION 3.01. Organization; Powers. The Borrower and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to conduct its business as now conducted and is qualified to do business in, and is in good standing in, each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary corporate action. This Agreement is, and the other Loan Documents when executed and delivered will be, duly executed and delivered by the Borrower and the other Loan Parties party thereto, and this Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.03. Governmental Consents; No Conflicts. The Transactions (a) do not require any authorization or approval or other action by, or any notice to or filing with, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) such consents, approvals, registrations and filings of or with the FCC as may be required in connection with the exercise by any Agent of rights under the Loan Documents with respect to Collateral following an Event of Default, (b) will not violate the charter, bylaws or other organizational documents of the Borrower or any of the Subsidiaries, (c) will not (i) violate or result in a default under any indenture (including the 9 5/8% Senior Notes Indenture), agreement (including the XM Merger Agreement) or other instrument binding upon the Borrower or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries or (ii) violate any applicable law or regulation or any order of any Governmental Authority, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Restricted Subsidiaries, except Liens created under the Loan Documents, other than, in the case of clause (a) or (c) above, where the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.04. Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries (i) as at December 31, 2006, and for the year then ended, which financial statements are accompanied by the report of Ernst & Young LLP, and (ii) as at March 31, 2007, and for the fiscal quarter and the portion of the fiscal year then ended, certified by the chief financial officer of the Borrower, as heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial position of the Borrower and the Subsidiaries as at such dates and their consolidated results of operations, stockholders’ equity and cash flows for the periods then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

          (b) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Borrower or the Restricted Subsidiaries has, as of the date of this Agreement, any material contingent liabilities, unusual long-term commitments or unrealized losses.

          (c) Since December 31, 2006, there has been no material adverse effect, or any event, circumstance or condition that could reasonably be expected to have a material adverse effect, on the business, assets, operation or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole.

          SECTION 3.05. Properties. (a) The Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of the Borrower and the Restricted Subsidiaries owns or is licensed to use all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (c) The Borrower and each Restricted Subsidiary has complied with all obligations under all leases to which it is a party, and all such leases are in full force and effect, except, in each case, where the failure so to comply or to be in effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Restricted Subsidiary enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any of their properties (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement, any other Loan Document or the Transactions. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the Transactions not be consummated as herein or therein provided.

          SECTION 3.07. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

          SECTION 3.08. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance in all respects with all laws, regulations and orders of any Governmental Authority applicable to them or their properties and all indentures, agreements and other instruments binding upon them or their properties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.09. Investment Company Act. Neither the Borrower nor any Subsidiary is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.10. Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $100,000.

          SECTION 3.12. Disclosure. None of the Confidential Information Memorandum, reports, certificates or any other written information prepared and furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

          SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth, as of the date of this Agreement, the name and jurisdiction of organization of, and the percentage of each class of Capital Stock owned by the Borrower or any Subsidiary in, each Subsidiary, identifying each Subsidiary that is a Material Subsidiary as such.

          SECTION 3.14. Insurance. The Borrower and the Restricted Subsidiaries maintain in force, with financially sound and reputable insurance companies, and pay all premiums and costs related to, insurance coverage in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries.

          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the date of this Agreement, including the making of the Loans to be made hereunder and after giving effect to the application of the proceeds thereof, (a) the fair value of the assets of the Loan Parties, taken as a whole at a fair valuation, will exceed their aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their aggregate debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their aggregate debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date of this Agreement.

          SECTION 3.16. Collateral Matters. (a) When executed and delivered, the Collateral Agreement will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Collateral Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

          (b) Schedule 3.16 sets forth, as of the date of this Agreement, each Mortgaged Property. Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Property subject thereto and the proceeds thereof and, when the Mortgages have been filed in the jurisdictions specified in Schedule 3.16, the Mortgages will constitute a fully perfected Lien on all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, except for rights secured by Permitted Liens.

          (c) Upon the recordation of the Collateral Agreement or a memorandum of such Agreement with the United States Patent and Trademark Office and the United States Copyright Office, the Lien created under the Collateral Agreement will constitute a fully perfected Lien on all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, except for rights secured by Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the date of this Agreement).

          SECTION 3.17. Satellites. Schedule 3.17 sets forth, as of the date of this Agreement, each Satellite, including for each Satellite that is in orbit the orbital slot and number and frequency band of the transponders on such Satellite.

          SECTION 3.18. FCC Licenses, Etc. Schedule 3.18 sets forth, as of the date of this Agreement, for each Satellite (a) all space station licenses for the launch or operation of such Satellite issued by the FCC to the Borrower or any Restricted Subsidiary and (b) all licenses and all other approvals, orders and authorizations issued or granted by any Governmental Authority outside of the United States for the launch or operation of such Satellite. As of the date hereof, the FCC Licenses and the other licenses, approvals, orders or authorizations set forth on Schedule 3.18 with respect to any Satellite include all material licenses, approvals, orders and authorizations by the FCC or any other Governmental Authority that are required or necessary to launch or operate such Satellite. Each FCC License set forth on Schedule 3.18 is in full force and effect, and the Borrower and its Restricted Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder. To the knowledge of the Borrower, no Person has asserted that it has rights to operate a spacecraft in a manner that would interfere with the operation of any Satellite in its intended orbital position.

ARTICLE IV

Conditions

          The obligations of the Lenders to make Loans hereunder shall not become effective until each of the following conditions has been satisfied (or waived):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of this Agreement) of (i) Simpson Thacher & Bartlett LLP, counsel for the Borrower, substantially in the form of Exhibit E-1, and (ii) Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary of the Borrower, substantially in the form of Exhibit E-2, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the date of this Agreement and signed by the chief financial officer of the Borrower, confirming that the conditions set forth in paragraphs (g) and (h) of this Article have been satisfied.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent an invoice with respect thereto shall have been received by the

Borrower, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

          (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed and duly executed Perfection Certificate dated the date of this Agreement with respect to each Loan Party, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; provided, however, that notwithstanding the foregoing, if the Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Mortgage required to be delivered pursuant to the Collateral and Guarantee Requirement, delivery of such Mortgage shall not be a condition to the effectiveness of the obligations of the Lenders to make the Loans hereunder, but shall be required to be accomplished as provided in Section 5.12(c) .

          (g) At the time of and immediately after giving effect to the Borrowing hereunder, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects.

          (h) At the time of and immediately after giving effect to the Borrowing hereunder, no Default shall have occurred or be continuing.

          (i) The Administrative Agent shall have received reasonably satisfactory evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

          (j) The Administrative Agent shall have received a certificate, dated the date of this Agreement and signed by the chief financial officer of the Borrower, certifying as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

          (k) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the effectiveness of the obligations of the Lenders hereunder, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall be satisfied (or waived) on or prior to 5:00 p.m., New York City time, on the date of this Agreement.

ARTICLE V

Affirmative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, for distribution to each Lender:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of Ernst & Young LLP or another independent certified public accountants of recognized national standing, which opinion shall be without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit and shall state that said consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP consistently applied;

          (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and related consolidated statements of operations as of the end of and for such fiscal quarter and related consolidated statements of operations, stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;

          (c) together with each financial statement delivered pursuant to clauses (a) and (b) above, a certificate signed by a Financial Officer (i) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower proposes to take with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements of the Borrower referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission under the Exchange Act or with any national securities exchange, as the case may be; and

          (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered to the Administrative Agent pursuant to this Section shall be deemed to have been distributed to the Lenders if such information, or one or more periodic or other reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders, providing notice of such posting or availability). Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, preserve and maintain its legal existence and the rights, licenses (including FCC Licenses), permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that failures to keep in effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names and, in the case of Restricted Subsidiaries only, legal existence could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.04. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and cause each Restricted Subsidiary to permit, the Administrative Agent, and its representatives and agents, upon reasonable prior notice, (a) to visit and inspect any of the properties, (b) to examine and make extracts from the books and records and (c) to discuss the affairs, finances and condition of, in each case, the Borrower and its Restricted Subsidiaries, with, and to be advised as to the same by, their respective officers, directors and (subject to the consent of the Borrower, unless an Event of Default shall have occurred and is continuing) independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, which shall include, in the case of Satellites (other than Satellites yet to be launched), the provision of tracking, telemetry, control and monitoring of Satellites in their designated orbital positions, in each case in accordance with prudent and diligent standards in the commercial satellite industry.

          SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including all Environmental Laws) and to maintain all FCC Licenses and all other governmental licenses, approvals, orders or authorizations required to provide satellite digital radio services, to launch or operate any Satellite and the TT&C Stations related thereto and to transmit signals to and receive transmissions from the Satellites in full force and effect, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.07. Payment of Taxes, Etc. The Borrower will, and will cause each Subsidiary to, pay and discharge before the same shall become delinquent (a) all material Taxes imposed upon it or upon its income, profit or property and (b) all material lawful claims that, if unpaid, might by law become a Lien upon its property, except where (i)(A) such Tax or claim is being contested in good faith and by proper proceedings and (B) with respect to which the Borrower shall have established appropriate reserves in accordance with GAAP or (ii) the failure to make any such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Insurance. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain in force, with financially sound and reputable insurance companies, insurance (including launch insurance) in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses. Each such policy of insurance shall (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such policy.

          SECTION 5.09. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s chief executive office or its principal place of business, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been or are concurrently made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

          (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

          SECTION 5.10. Use of Proceeds. The Borrower will use the proceeds of Loans only for the purposes referred to in the recitals to this Agreement. No part of the proceeds of any Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations U and X.

          SECTION 5.11. Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, or any Unrestricted Subsidiary is designated as a Restricted Subsidiary, or any Restricted Subsidiary becomes a Material Subsidiary, the Borrower will, in each case promptly after such event, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (other than any such Subsidiary that is not a Material Subsidiary) and with respect to any Capital Stock in (if such Subsidiary is a Material Subsidiary) or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.

          SECTION 5.12. Further Assurances. (a) The Borrower will, and will cause each Subsidiary to, execute and deliver, or to cause to be executed and delivered, any and all further documents, certificates, agreements and instruments, and take all such further actions (including the filing and recording of Uniform Commercial Code financing statements, fixture filings, mortgages, deeds of trust and other documents), (i) that may be required under any applicable law or regulation to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or (ii) that any Agent may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent in the Collateral or ensuring the priority of the Liens securing the Obligations, all at the expense of the Loan Parties. Upon the exercise, at any time that an Event of Default shall have occurred and is continuing, by any Agent of any power, right, privilege or remedy pursuant to this Agreement or any other Loan Document that requires any consent, approval, recording, qualification or authorization of any Governmental Authority or any other Person, the Borrower will, and will cause its Restricted Subsidiaries to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, agreements, instruments and other documents that such Agent may reasonably request from the Borrower or any Restricted Subsidiary in connection therewith.

          (b) If any material assets (including any real property that constitutes a Mortgaged Property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Guarantor after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will promptly notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the applicable Subsidiary Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

          (c) As promptly as practicable, and in any event within 60 days, after the Effective Date, the Borrower will, or will cause the applicable Subsidiary Guarantors to, deliver all Mortgages would have been required to be delivered on the Effective Date but for the proviso set forth in paragraph (f) of Article IV, in each case except to the extent otherwise agreed to by the Collateral Agent pursuant to its authority set forth in the definition of the term “Collateral and Guarantee Requirement”.

          (d) As promptly as practicable, and in any event within the time provided in the Post Closing Letter, the Borrower will, or will cause the applicable Subsidiaries to, perform its obligations under the Post Closing Letter.

ARTICLE VI

Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower shall be entitled to Incur Indebtedness if on the date of such Incurrence (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio would be less than 6.00 to 1.

          (b) Notwithstanding the foregoing paragraph (a), the Borrower and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

          (i) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries under this clause (i) that, when taken together with all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, does not exceed $250,000,000 at any time outstanding;

          (ii) Indebtedness of the Borrower in an aggregate principal amount that, when taken together with all other Indebtedness of the Borrower Incurred pursuant to this clause (ii) and then outstanding, does not exceed 175% of the Net Cash Proceeds received by the Borrower subsequent to the Notes Issue Date from the issue or sale of Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) or any cash capital contribution received by the Borrower from its stockholders subsequent to the Notes Issue Date; provided, however, that any Indebtedness Incurred under this clause (ii) shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Loans and a final maturity date that is later than the date that is 91 days after the Maturity

Date; provided further, however, that any Net Cash Proceeds received by the Borrower from the issue or sale of its Capital Stock or cash capital contributions received by the Borrower and used to Incur Indebtedness pursuant to this clause (ii) shall be excluded from the calculation of amounts under Sections 6.02(a)(iii)(B) and 6.02(b)(i);

          (iii) Indebtedness owed to and held by the Borrower or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations;

          (iv) Indebtedness created under the Loan Documents;

          (v) Indebtedness outstanding on the date of this Agreement and set forth on Schedule 6.01(b)(v);

          (vi) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Borrower would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a);

          (vii) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 6.01(a) or pursuant to clause (ii), (v) or (vi) of this Section 6.01(b) or this clause (vii); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (vi), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (viii) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Borrower and its Restricted Subsidiaries pursuant to this Agreement;

          (ix) obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (xi) Subordinated Obligations Incurred by the Borrower to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Related Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided, however, that, except to the extent permitted by the following proviso, any Indebtedness Incurred under this clause (xi) shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Loans and a final maturity date that is later than the date that is 91 days after the Maturity Date; provided further, however, that the Borrower may Incur Permitted Subordinated Obligations pursuant to this clause (xi) in an amount that, when added together with the amount of all other Permitted Subordinated Obligations Incurred pursuant to this clause (xi) and then outstanding, does not exceed $250,000,000;

          (xii) Purchase Money Indebtedness, Attributable Debt in respect of Sale/Leaseback Transactions and Capital Lease Obligations of the Borrower or any of its Restricted Subsidiaries, and Refinancing Indebtedness in respect thereof, in an aggregate amount not in excess of $50,000,000 at any time outstanding;

          (xiii) Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, however, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

          (xiv) Replacement Satellite Vendor Indebtedness, and Refinancing Indebtedness in respect thereof; and

          (xv) Indebtedness of the Borrower or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Borrower and its Restricted Subsidiaries Incurred pursuant to this clause (xv) and then outstanding, does not exceed $50,000,000;

          (c) Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall be entitled to Incur any Indebtedness pursuant to Section

6.01(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Borrower or a Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Obligations to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with this Section 6.01:

          (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses;

          (ii) the Borrower shall be entitled to divide and classify (and later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above; provided that Secured Indebtedness Incurred pursuant to clause (i) of Section 6.01(b) may not be reclassified as Indebtedness of another type, other than as Indebtedness permitted by clause (xii) of Section 6.01(b);

          (iii) any Indebtedness of the Borrower Incurred under clause (i) (other than any such Indebtedness that is Secured Indebtedness), (ii), (xii) or (xv) of Section 6.01(b) shall cease to be deemed Incurred or outstanding for purposes of those clauses, but instead shall be deemed to be Incurred under Section 6.01(a), from and after the first date on which the Borrower could have Incurred such Indebtedness under Section 6.01(a) without reliance on any of such clauses;

          (iv) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

          (v) the principal amount of any Disqualified Stock of the Borrower or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

          SECTION 6.02. Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result therefrom);

          (ii) the Borrower is not entitled to Incur an additional $1.00 of Indebtedness under Section 6.01(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

          (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Notes Issue Date would exceed the sum of (without duplication):

          (A) 100% of Consolidated Operating Cash Flow accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter during which the Borrower generates positive Consolidated Operating Cash Flow to the end of the most recent fiscal quarter for which financial statements are available, less 140% of the Consolidated Interest Expense for the same period; plus

          (B) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Notes Issue Date (other than an issuance or sale to a Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its stockholders subsequent to the Notes Issue Date; provided, however, that any Net Cash Proceeds received by the Borrower from the issue or sale of its Capital Stock or cash capital contributions received by the Borrower and used to make Restricted Payments pursuant to Section 6.02(b)(i) or to Incur Indebtedness pursuant Section 6.01(b)(ii) shall be excluded from the calculation of Net Cash Proceeds and cash capital contributions under this clause (B) (in the case of such Indebtedness, except to the extent such Indebtedness has been treated, pursuant to Section 6.01(d)(iii), as Incurred pursuant to Section 6.01(a)); plus

          (C) the amount by which Indebtedness of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Notes Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange); plus

          (D) an amount equal to the sum of (1) the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Operating Cash Flow), in each case received by the Borrower or any Restricted Subsidiary, and (2) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

          (b) The preceding provisions of Section 6.02(a) shall not prohibit:

          (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by exchange for, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Sections 6.01(d)(iii) and 6.02(a)(iii)(B);

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of the Borrower that is permitted to be Incurred pursuant to Section 6.01; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Borrower Incurred pursuant to Section 6.01(b)(xi) made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations of the Borrower that are permitted to be Incurred pursuant to Section 6.01 and that have, at the time of Incurrence, a weighted Average Life that is greater than the then remaining weighted Average Life of the Loans and a Stated Maturity that is later than the date that is 91 days after the Maturity Date; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.02; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

          (v) so long as no Default has occurred and is continuing, (A) the purchase, redemption or other acquisition of shares of Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded from subsequent calculations of the amount of Restricted Payments; and (B) loans or advances to employees of the Borrower or any Subsidiary the proceeds of which are used to purchase Capital Stock of the Borrower, in an aggregate amount not in excess of $2,000,000 at any one time outstanding; provided, however, that the amount of such loans and advances shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (vi) the declaration or payment of dividends on Disqualified Stock issued after the date of this Agreement pursuant to Section 6.01; provided, however, that at the time of declaration of such dividend, no Default shall have occurred and be continuing or would result therefrom; provided further, however, that such dividends shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (vii) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such Restricted Payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (viii) cash payments in lieu of the issuance of fractional shares in connection with a reverse stock split of the Capital Stock of the Borrower or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.02 (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (ix) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 6.01(b)(iii); provided, however, that no Default has occurred and is continuing or would result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (x) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than Disqualified Stock) held by any employee of the Borrower made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments; or

          (xi) other Restricted Payments in an amount not to exceed $25,000,000 in the aggregate for any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided, however, such Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (xi), do not exceed $100,000,000 in the aggregate; provided further that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments.

          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith.

          SECTION 6.03. Limitation on Restrictive Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on (a) the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower, (b) the ability of any Restricted Subsidiary to make any loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower, (c) the ability of any Restricted Subsidiary to transfer any of its property or assets to the Borrower or (d) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien on any of its properties or assets, except:

(i) with respect to clauses (a), (b), (c) and (d),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Agreement;

          (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

          (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 6.03(i)(A) or 6.03(i)(B) or this clause (C) or contained in any amendment to an agreement referred to in Section 6.03(i)(A) or 6.03(i)(B) or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Lenders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements on the date of this Agreement or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

          (D) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (E) any encumbrance or restriction consisting of net worth provisions in leases and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and

          (F) any encumbrance or restriction consisting of customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business; and

(ii) with respect to clauses (c) and (d) only,

          (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the assignment or transfer of the lease or the property leased thereunder;

          (B) any encumbrance or restriction contained in security agreements, pledges or mortgages securing Indebtedness of the Borrower of a Restricted Subsidiary permitted under this Agreement to the extent such encumbrance or restriction applies only to the property subject to such security agreements, pledges or mortgages;

          (C) any encumbrance or restriction consisting of (1) purchase money obligations for property acquired in the ordinary course of business and (2) Capital Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in Section 6.03(c) or 6.03(d) on the property so acquired; and

          (D) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary.

          SECTION 6.04. Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

          (ii) at least 75% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash or cash equivalents;

          (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower or such Restricted Subsidiary, as the case may be, in accordance with Section 2.07.

          For the purposes of this Section 6.04(a), the following are deemed to be cash or cash equivalents:

          (A) the assumption or discharge of Indebtedness of the Borrower (other than obligations in respect of Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (B) securities received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

          (b) The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

          (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $10,000,000, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower; and

          (iii) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $50,000,000, the Borrower has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

          SECTION 6.05. Limitation on Affiliate Transactions. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

          (i) the terms of the Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

          (ii) if such Affiliate Transaction involves an amount in excess of $5,000,000, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Borrower disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (iii) if such Affiliate Transaction involves an amount in excess of $20,000,000, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries or is not less favorable to the Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) shall not prohibit:

          (i) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to) Section 6.02(a)(iii);

          (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

          (iii) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Borrower or its Restricted Subsidiaries, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time;

          (iv) the payment of reasonable and customary fees to, and indemnity provided on behalf of, directors of the Borrower and its Restricted Subsidiaries who are not employees of the Borrower or its Restricted Subsidiaries;

          (v) any transaction with the Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (vi) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower; and

          (vii) any agreement set forth on Schedule 6.05(b)(vii), as these agreements may be amended, modified, supplemented, extended or renewed from time to time (so long as any amendment, modification, supplement, extension or renewal is not less favorable to the Borrower or the Restricted Subsidiaries), and the transactions evidenced thereby.

          SECTION 6.06. Limitation on Line of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

          SECTION 6.07. Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Borrower:

          (a) shall not, and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Borrower or a Wholly Owned Subsidiary that is a Restricted Subsidiary), and

          (b) shall not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Borrower or a Wholly Owned Subsidiary that is a Restricted Subsidiary), unless

          (i) immediately after giving effect to such issuance, sale or other disposition, neither the Borrower nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;

          (ii) such issuance, sale or other disposition is treated as an Asset Disposition and immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to be a Restricted Subsidiary; or

          (iii) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Borrower and such Investment would be permitted to be made under Section 6.02 if made on the date of such issuance, sale or other disposition.

          For purposes of this Section 6.07, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Borrower or any of its Restricted Subsidiaries will not be deemed to be subject to this Section 6.07; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this Section 6.07.

          SECTION 6.08. Limitations on Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for (a) Liens created under the Loan Documents and (b) the Permitted Liens.

          SECTION 6.09. Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (a) the Borrower or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.01 and (B) create a Lien on such property securing such Attributable Debt pursuant to Section 6.08;

          (b) the net proceeds received by the Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

          (c) the Borrower applies the proceeds of such transaction in compliance with Section 2.07.

          SECTION 6.10. Fundamental Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom (a) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Guarantor) is a Subsidiary Guarantor and (b) any Restricted Subsidiary may liquidate or dissolve into another Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.02.

          SECTION 6.11. Activities of the FCC Licenses Subsidiaries. The Borrower shall not permit any FCC Licenses Subsidiary (a) to conduct any business operations other than the ownership of the FCC Licenses and activities incidental thereto, (b) to own or acquire any assets other than the FCC Licenses and assets that are incidental to its existence and permitted activities and (c) to Incur any Indebtedness other than (i) the Obligations, (ii) Guarantees of Indebtedness under the Loral Credit Agreement, and of Refinancing Indebtedness with respect thereto permitted by Section 6.01(b)(vii), in an aggregate amount not to exceed $100,000,000 at any time, and (iii) Guarantees of Indebtedness Incurred pursuant to Section 6.01(b)(i), in an aggregate amount not to exceed $250,000,000 at any time. The Borrower will cause all FCC Licenses at all times to be held in the name of a FCC Licenses Subsidiary that is a Wholly Owned Subsidiary whose Capital Stock has been pledged in accordance with the provision of the Collateral and Guarantee Requirement, and will cause such FCC Licenses Subsidiaries to be the sole legal and beneficial owners thereof; provided, however, that the Specified FCC Licenses and any authorizations to operate terrestrial repeaters may be held in the name of the Borrower, with the Borrower being the sole legal and beneficial owner thereof.

          SECTION 6.12. Hedging Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

          If any of the following events (“Events of Default”) shall occur and be continuing:

          (a) the Borrower shall fail to pay (i) any amount of principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise; (ii) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or (iii) any fee or other amount (other than an amount referred to in clause (i) or (ii) above) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

          (b) any representation or warranty made or deemed made by or on behalf of Borrower or any Loan Party in any Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower) or 5.10 or in Article VI;

          (d) the Borrower or any other Loan Party shall fail to perform or observe any other covenant, condition or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in clauses (a), (b) and (c) above), and such failure shall remain unremedied for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent or the Required Lenders;

          (e) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer, or the casualty or condemnation, of the property or assets securing such Indebtedness;

          (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (g) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or

          (h) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in a manner satisfactory to the Administrative Agent) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $25,000,000;

          (k) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement; or

          (l) a Change of Control shall have occurred;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

          Each of the Lenders hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to them by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The financial institution serving as the Administrative Agent or the Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent.

          The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that, under the terms of the Loan Documents, such Agent is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances, as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor; provided that such consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such appointment. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent (with the consent of the Borrower, provided that such consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such appointment) which shall be a financial institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Administrative Agent shall have the right, with the consent of the Borrower, to appoint a successor; provided that such consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such appointment. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

          Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

          None of the syndication agent, the documentation agent or any lead arranger or bookrunner named on the cover page of this Agreement shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

Miscellaneous

          SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower, to it at Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention of Patrick Donnelly (Facsimile No. (212) 584-5353, Telephone No. (212) 584-5180);

          (b) if to the Administrative Agent or the Collateral Agent, to Morgan Stanley Senior Funding, Inc., One Pierrepont Plaza, 7th Floor, Brooklyn, New York 11201, Attention of Roberto Ochoa (Facsimile No. (212) 507-6680, Telephone No. (718) 754-9739), with a copy to Morgan Stanley Senior Funding, Inc., 1585 Broadway, 2nd Floor, New York, New York 10036, Attention of Andrew Earls (Facsimile No. (212) 404-9359, Telephone No. (212) 761-2770); and

          (c) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon without the written consent of each Lender adversely affected thereby, (iii) postpone the maturity of any Loan, or any date of any scheduled payment of the principal amount of any Loan, or any date for payment of any interest thereon, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all the Subsidiary Guarantors from their obligations under the Collateral Agreement, or (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent without the prior written consent of such Agent.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel (in addition to local counsel) for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and one firm of counsel, as well as local counsel and one firm of bankruptcy counsel, for the Lenders) incurred by the Administrative Agent and any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder.

          (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any of its Affiliates or a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any of its Related Parties under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, claim, damage, liability or expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such Related Party) in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Loans at the time.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand thereof.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it);

with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

         (i) the Borrower; provided that no consent of the Borrower shall be required for (A) any assignment by MSSF, in its capacity as the initial Lender, during the 30-day period following the Effective Date (provided that MSSF shall provide to the Borrower the name of the assignee prior to the effectiveness of such assignment) and (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, to any other assignee;

          (ii) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

          (iii) Assignments shall be subject to the following additional conditions:

           (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans (which remaining amount shall be deemed to include, for purposes of this clause, the aggregate amount of Loans held by any Affiliate of the assigning Lender), the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no consent of the Borrower shall be required (x) in connection with assignments by MSSF, in its capacity as the initial Lender, during the 30-day period following the Effective Date, provided that MSSFI shall provide to the Borrower the name of the assignee prior to the effectiveness of such assignments, and (y) if an Event of Default has occurred and is continuing;

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and, in the case of an assignment by or to JPMorgan Chase Bank, N.A. or its Affiliates, a processing and recordation fee of $3,500; and

          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

          For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (c) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03) . Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, each Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (f) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to Section 2.16(b) as though it were a Lender.

          (g) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this

Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Agent, Lender or Affiliate to or for the credit or the account of the Borrower against any overdue obligations of the Borrower now or hereafter existing under this Agreement held by such Agent or Lender, irrespective of whether or not such Agent or Lender shall have made any demand under this Agreement. The rights of each Agent and Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Agent or Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. Confidentiality. (a) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) on a need-to-know basis, to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

          (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC

INFORMATION ABOUT THE BORROWER , THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

          SECTION 9.13. Release of Subsidiary Guarantors and Collateral. (a) Notwithstanding any contrary provision herein or in any other Loan Document, if the Borrower shall request the release under the Collateral Agreement or any other Security Document of any Restricted Subsidiary or any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Restricted Subsidiary owning any such Subsidiary or Collateral) to a Person other than the Borrower or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary or such Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender. The Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of Collateral required by this paragraph.

          (b) Without limiting the provisions of Section 9.03, the Borrower shall reimburse each Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.

          SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

          SECTION 9.15. Specific Performance. The parties agree that irreparable damage would occur and that the Lenders and the other Secured Parties would not have any adequate remedy at law in the event that Section 5.12(a) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Administrative Agent and the Required Lenders shall be entitled to an injunction or injunctions to prevent breaches of such Section by the Borrower and to enforce specifically the terms and provisions of such Section in any court referred to in Section 9.09(b), this being in addition to any other remedy to which they are entitled at law or in equity. The Borrower hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance referred to in the immediately preceding sentence that may be brought by the Administrative Agent or the Required Lenders.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIRIUS SATELLITE RADIO INC.,
By	/s/ David J. Frear
Name: David J. Frear
Title: EVP and CFO

MORGAN STANLEY SENIOR FUNDING, INC.,
individually and as Administrative Agent and
Collateral Agent,
By	/s/ Todd Vannucci
Name: Todd Vannucci
Title: Vice President